Exhibit 99

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES, INC. REPORTS
FISCAL FIRST QUARTER 2006 RESULTS

NEW YORK, July 19, 2005 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that fully diluted earnings per share equaled $0.62 in the first quarter of fiscal 2006, which includes a one-time tax benefit due to the recently issued US Treasury Department guidance. This resulted in the reversal of $36.4 million of the $90.7 million in taxes accrued in the March 2005 quarter related to the repatriation of foreign funds under the American Jobs Creation Act of 2004. Excluding the one-time tax reversal, fully diluted earnings per share in the quarter were $0.52.

Net revenues for the quarter decreased 10% to $711,766,000 from $792,826,000 in the year-ago period.

Net revenues were comprised of net sales, which decreased 14% to $674,653,000 from $782,396,000 in the prior year. Sales in the quarter included $461,072,000 for Lexapro® (escitalopram oxalate). Namenda®, our NMDA receptor antagonist for the treatment of moderate to severe Alzheimer's disease, recorded sales of $114,704,000 during the quarter. The year-ago period included sales of $261,053,000 for branded Celexa® (citalopram HBr) compared to branded and generic sales of the product of $4,155,000 in the just reported quarter. Also included in net revenues was other income of $37,113,000 which includes $24,267,000 in earnings contribution from the Benicar®* (olmesartan medoxomil) co-promotion agreement. The remaining component of other income was principally interest income.

Net income in the current quarter, including the one-time tax reversal, decreased 6% to $216,577,000 from $229,919,000 in the first quarter of the prior fiscal year. Excluding the one-time tax reversal, net income in the current quarter decreased 22% to $180,163,000. Selling, general and administrative expense increased 12% to $268,473,000 while research and development spending decreased 34% to $56,393,000. Research and development spending in the year-ago period included a one-time upfront payment to PAION GmbH for the U.S. and Canadian rights to desmoteplase, a compound being investigated for the treatment of acute ischemic stroke.

Fully diluted shares outstanding at June 30, 2005 were 348,043,000, a reduction of 32.9 million shares compared to the year-ago period due mainly to the Company's ongoing share repurchase program. During the just-completed quarter the Company repurchased approximately 8.5 million shares which increases the total number of shares repurchased since the initial program inception last year to 32.4 million shares. The Company has an additional 22.6 million shares available for repurchase under the existing program, which has no expiration date.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "Despite losing over $250 million in Celexa sales as compared to the year-ago period due to generic competition, the Company's net revenues were only reduced by $81 million. This is due to the continued strong performance of our key promoted products Lexapro, Namenda and Benicar, all of which achieved record sales and market shares in their respective categories at the end of the quarter.

In addition, during the just-completed quarter the overall antidepressant market, our largest market, has shown some recovery in total prescription volume growth rates, which had been negative, and exhibited slightly positive year-over-year growth during each month in the quarter. Namenda continues to experience increases in the number of physicians prescribing the product as well as continued growth in prescription volume, while Benicar market share and physician prescribing continues to steadily increase."

Mr. Solomon continued: "Regarding our annual financial guidance initially issued on April 19, 2005, Forest continues to expect earnings per share for the fiscal year ending March 31, 2006 of approximately $2.30 per share as the Company continues to be well positioned for growth with competitive products currently marketed and with a growing product pipeline which includes potentially important products at various stages of development. The earnings per share guidance does not include any potential impact from our ongoing share repurchase program."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company's website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until July 30, 2005 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International). Conference ID: 7810349.

About Forest Laboratories and Its Products

Forest Laboratories' growing line of products includes: Lexapro® (escitalopram oxalate), an SSRI antidepressant indicated for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder in adults; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Benicar® * (olmesartan medoxomil), an angiotensin receptor blocker indicated for the treatment of hypertension; Benicar* HCT® (olmesartan medoxomil hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product indicated for the second-line treatment of hypertension; Campral® * (acamprosate calcium), a glutamate receptor modulator, indicated for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation in combination with psychosocial support; and Combunox™ (Oxycodone HCl and Ibuprofen), an opioid and NSAID combination indicated for the short-term management of acute, moderate to severe pain.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

*Benicar is a registered trademark of Sankyo Pharma, Inc., and Campral is a registered trademark under license from Merck Santé s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Source: Forest Laboratories, Inc.

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FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statement of Income
(In thousands, except per share amounts)	Three Months Ended June 30,
	2005	2004
Revenues:
Net sales	$674,653	$782,396
Contract revenue	26,269	2,252
Other income	10,844	8,178
Net revenues	711,766	792,826

Costs and expenses: Cost of goods sold	158,846	177,201
Selling, general and administrative	268,473	239,305
Research and development	56,393	85,283
	483,712	501,789

Income before income tax expense	228,054	291,037

Income tax expense	11,477	61,118

Net income	$216,577	$229,919
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Net income per common and common
equivalent share:

Basic	$0.63	$0.62
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Diluted	$0.62	$0.60
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Weighted average number of common and common equivalent shares outstanding:

Basic	343,107	369,796
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Diluted	348,043	380,943
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